EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Met-Pro Corporation of our report dated July 28, 2010 relating to the financial statements and supplemental schedules of Met-Pro Corporation Salaried Employee Stock Ownership Plan as of January 31, 2010 and for the year then ended, which report is included in this Annual Report on Form 11-K of Met-Pro Corporation Salaried Employee Stock Ownership Plan for the year ended January 31, 2010.

/s/ Marcum llp
Marcum llp

Bala Cynwyd, PA
July 28, 2010